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                     EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of December, 1996 (the "Effective Date") by and between Richard A. Snell (the "Executive"), and Federal-Mogul Corporation, a Michigan corporation, having its principal executive offices in Southfield, Michigan (the "Company").

         WHEREAS, the Company is engaged in the business of distributing and manufacturing a broad range of non-discretionary parts for automobiles, trucks and other vehicles;

         WHEREAS, in order to achieve its corporate and business objectives, the Company desires to hire an experienced and knowledgeable Chairman, Chief Executive Officer, and President of the Company, who will be principally responsible for the overall conduct of the Company's business;

         WHEREAS, the Executive has substantial experience and expertise in connection with the Company's business;

         WHEREAS, the Company and the Executive mutually desire to agree upon the terms of the Executive's employment as the Chairman, Chief Executive Officer, and President of the Company and, in addition, to agree as to certain benefits of said employment; and

         WHEREAS, while this Agreement sets forth the terms of the Executive's compensation and benefits, the Company understands that the Executive will from time to time during the term of his employment present compensation and benefit plans to the Board for approval, and nothing contained in this Agreement will prevent the Executive from including himself in any such proposal for additional compensation and benefits, including any plans for additional grants of restricted shares and stock options.

         NOW, THEREFORE, in consideration of the mutual agreements set forth below, the Executive and the Company hereby agree as follows:

     1. TERM OF EMPLOYMENT: Subject to the terms of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts such employment, for the five (5) year period beginning on the Effective Date and ending at the close of business on November 30, 2001 (the "Term").

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     2.   POSITION AND DUTIES:

     a. During the Term, the Executive shall serve as Chairman, Chief Executive Officer, and President of the Company and shall have such duties and responsibilities as are customarily required of a Chairman, Chief Executive Officer, and President and as the Board of Directors of the Company (the "Board") shall determine from time to time. Such duties and responsibilities shall include, without limitation, responsibility for the management, operation and overall conduct of the business of the Company. For purposes of this Agreement, the term "employment" shall include the Executive's service to the Company in any capacity during the Term.

     b. The Executive shall serve as Chairman of the Board, subject to the continuing approval of shareholders.

     c. During the Term, the Executive shall diligently and conscientiously devote his full and exclusive business time, energy and ability to the business of the Company. The Executive shall report directly to the Board and shall perform his duties faithfully and efficiently, subject to the overall policies and directions of the Board.

     d. The Executive may (i) upon approval of the Board, serve as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any present or future affiliate of the Company,
(ii) serve on civic or charitable boards or committees, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (iv) manage personal investments; provided, however, that the Executive may not engage in any of the activities described in this Paragraph 2(d) to the extent such activities significantly interfere with the performance of the Executive's responsibilities to the Company. As used in this Agreement, the term "affiliate" of the Company means any company controlled by, controlling, or under common control with the Company. It is expressly understood and agreed that the activities of the Executive described on Schedule 2.d annexed hereto shall be permitted and shall not be deemed to interfere with the performance of the Executive's responsibilities to the Company.

     e. Without the prior express authorization of the Board, the Executive shall not, directly or indirectly, during the Term (i) render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, or
(ii) engage in any activity competitive with the Company's business, whether alone, as a partner, or as an officer, director, employee, member or holder (directly or indirectly, such as by means of a trust or option arrangement). The Executive may be an investor, shareholder, joint venturer or partner (hereinafter referred to as "Investor"); provided, however, that such Investment does not (i) pose a clear conflict of interest, (ii) require the

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Executive's involvement in the management or operation of such
Investment (recognizing that the Executive shall be permitted to monitor and oversee the Investment), or (iii) interfere with the performance of the Executive's duties and obligations hereunder. The foregoing prohibition does not extend to ownership of less than one percent (1%) of the outstanding stock of any entity whose stock is traded on an established stock exchange or quoted on NASDAQ.

     f. The Executive represents and warrants that he has the full right and authority to enter into this Agreement and to render the services as required under this Agreement, and that by signing this Agreement he is not breaching any contract or legal obligation he owes to any third party, including without limitation his former employer. The Executive agrees that, in the event the Executive breaches this Paragraph 2(f), the Executive will indemnify and hold harmless the Company and its officers, directors, shareholders, affiliates, subsidiaries, successors, licensees and assigns from and against any claims, losses, damages and expenses (including without limitation reasonable attorneys' fees and disbursements) arising out of such breach.

     3. COMPENSATION AND BENEFITS: During the Term, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as set forth in this Paragraph 3. The Executive recognizes that during the Term of the Agreement, the Company reserves the right to change from time to time the terms and benefits of any welfare, pension, or fringe benefit plan of the Company, including the right to change any service provider, so long as such changes are also generally applicable to all executives of the Company; provided, however, that the Executive's minimum level of compensation and benefits as set forth in this Paragraph 3 will be preserved in the event of any such change.

     a. Salary: The Company shall pay the Executive a base salary at an annual rate of Six Hundred Thousand Dollars and No
Cents ($600,000.00). Such salary shall be earned and shall be payable in periodic installments no less frequently than semi-monthly in accordance with the Company's payroll practices.
Amounts payable shall be reduced by standard withholding and other authorized deductions. The Board will review the Executive's salary at least annually and may increase (but not reduce) the Executive's annual base salary in its discretion.

     b. Bonus: The Executive shall be paid the sum of Three Hundred Fifty Thousand Dollars and No Cents ($350,000.00) to compensate the Executive for the loss of any bonus he would have received had he remained with his former employer, such payment to be made in January 1997. In addition, beginning with the 1997 calendar year, the Executive shall be entitled to participate in the Company's 1977 Supplemental Compensation Plan, as amended and restated (the "Bonus Plan"), and any additional or successor bonus plans applicable generally to other senior executives of the

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Company, in accordance with the terms of such plans and this
Paragraph 3(b). The target bonus for the Executive for the 1997 calendar year will be Four Hundred Fifty Thousand Dollars and No Cents ($450,000.00) with a maximum bonus opportunity of Six Hundred Seventy-Five Thousand Dollars and No Cents ($675,000.00). The actual bonus paid for 1997 and for any subsequent year shall be based on objective criteria established by the Executive and approved by the Board's Compensation Committee, subject to final approval of the Board. For the 1997 calendar year only, the Executive shall receive a minimum guaranteed bonus of Two Hundred Seventy-Five Thousand Dollars and No Cents ($275,000.00), payable in 1998 at or around the time other senior executives receive a bonus.

     c. Savings and Retirement Plans: The Executive shall be entitled to participate in all savings and retirement plans applicable generally to other senior executives of the Company, except that he shall not be entitled to participate in the Supplemental Executive Retirement Program ("SERP") or any successor plan. Without limiting the foregoing, the Executive shall be entitled to participate in the Personal Retirement Account Plan for Salaried Executives ("PRA"), the Supplemental Executive Incentive Plan ("SEIP"), the Thrift Plan and any successor plans, in accordance with the terms of such plans.

     d. Supplemental Retirement Benefits: In order to make the Executive whole for any loss of pension benefits caused by the Executive's termination of employment with his former employer, and in lieu of the Executive's participation in the SERP, the Company will pay the Executive following his separation from the Company a supplemental retirement benefit equal to the difference between:
(i) the retirement benefits the Executive would have received from his former employer's tax-qualified defined benefit pension plan and supplemental executive retirement plan if he had continued employment with his former employer until the date of his separation from the Company, with the amount of such benefits calculated under the former employer's plans as in existence on the Effective Date and based on the Executive's combined employment and salary history at his former employer and at the Company, and (ii) the sum of (A) the retirement benefits the Executive actually receives or is entitled to receive from his former employer's tax-qualified defined benefit pension plan and supplemental executive retirement plan, and (B) the retirement benefit the Executive receives or is entitled to receive under the PRA and any successor thereto, each addend calculated as of the date the Executive separates from the Company. For purposes of calculating this supplemental retirement benefit, the benefit amounts under each such plan and the resulting difference shall be calculated as monthly payments under immediate single life annuities, regardless

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of the forms in which the Executive actually receives distributions from any of the plans. The Executive may elect to receive the supplemental retirement benefit in any distribution form available under the PRA having an actuarially equivalent value to the calculated single life annuity, with actuarial equivalence determined on the basis of actuarial assumptions used under the PRA.

     e. Supplemental Death Benefits: In order to make the Executive's beneficiaries whole for any loss of death benefits caused by the Executive's termination of employment with his former employer, the Company will pay the Executive's beneficiaries, if the Executive dies during his employment by the Company, a supplemental death benefit equal to the difference between: (i) the death benefits the Executive's beneficiaries would have received from his former employer's tax-qualified defined benefit pension plan and any supplemental plan if he had continued employment with his former employer until the date of his death, with the amount of such benefits calculated under the former employer's plans as in existence on the Effective Date and based on the Executive's combined employment and salary history at his former employer and at the Company, and (ii) the sum of (A) the death benefits the Executive's beneficiaries actually receive or are entitled to receive from his former employer's tax-qualified defined benefit pension plan and any supplemental plan, and (B) the death benefit the Executive's beneficiaries receive or are entitled to receive under the PRA and any successor thereto, each addend calculated as of the date of the Executive's death. For purposes of calculating this supplemental death benefit, the benefit amounts under each such plan and the resulting difference shall be calculated as lump sum payments equal to the full value of the Executive's death benefit available from the plans, regardless of the forms in which the Executive's beneficiaries actually receive distributions from any of the plans. The Executive's beneficiaries may elect to receive the supplemental death benefit in any distribution form available under the PRA having an actuarially equivalent value to the calculated lump sum, with actuarial equivalence determined on the basis of actuarial assumptions under the PRA.

     f. Supplemental Disability Benefits: In order to make the Executive whole for any loss of disability benefits caused by the Executive's termination of employment with his former employer, the Company will pay the Executive, if the Executive becomes disabled during his employment by the Company, a supplemental disability benefit equal to the difference between: (i) the disability benefits the Executive would have received from his former employer's disability plans if he had continued employment with his former employer until the date of his disability, with the amount of such benefits calculated under the former employer's plans as in existence on the Effective Date and based on the Executive's combined employment and salary history at his former employer and

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at the Company, and (ii) the sum of (A) the disability benefits the
Executive actually receives or is entitled to receive from his former employer's disability plans, and (B) the disability benefit the Executive receives or is entitled to receive from the Company and its plans, each addend calculated as of the date of the Executive's disability. For purposes of this provision, in determining whether there has been a disability, the terms of the Executive's former employer's plan shall be utilized.

     g. Welfare Benefit Plans: The Executive and/or his family, as the case may be, shall be eligible to participate in and shall receive all benefits under the Company's welfare benefit plans and programs (including without limitation medical, dental, life, vision, disability, and liability plans and programs) applicable generally to other senior executives of the Company, in accordance with the terms of such plans and programs. In addition, the Company shall provide the Executive with an annual credit under the Company's Executive (Supplemental) Medical Plan in the amount of up to Three Thousand Dollars and No Cents ($3,000.00), in accordance with the terms of such plan.

     h. Split Dollar Life Insurance: The Company shall provide the Executive with a split dollar life insurance policy in accordance with the terms of the Company's Split Dollar Plan. The Executive may also participate in the Company's group life insurance program in accordance with the terms of the plan.

     i. Vacation: The Executive shall be entitled to four (4) weeks paid vacation in accordance with the plans, policies and programs as in effect generally with respect to other senior executives of the Company.

     j. Vehicles: The Company shall lease up to two (2) vehicles for the Executive's use, in accordance with the terms of the Company's Executive Lease Car Program.

     k. Office and Support Staff: The Executive shall be entitled to an office of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, to the extent generally provided to other senior executives of the Company.

     l. Other Fringe Benefits: In addition to the foregoing, the Executive shall be entitled to fringe benefits, including without limitation the following:

          (1) The Company shall provide the Executive with financial planning services in accordance with the plans and programs of the Company, as may be changed from time to time;

          (2)  The Company shall provide annual tax planning


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assistance in accordance with the plans and programs of the
Company, as may be changed from time to time;

          (3) The Company shall pay for the monthly cost of a home security system for the Executive, to the extent generally provided to other senior executives of the Company;

          (4) The Company shall pay club initiation fees and club membership dues for the Executive to the extent generally provided to other senior executives of the Company;

          (5) The Company shall provide for the Executive's use a home personal computer, home facsimile machine, and home printer;

          (6) The Company shall provide for the Executive's use a cellular telephone and reimburse the Executive for monthly charges and any business telephone calls;

          (7) The Executive shall be entitled to fly first-class or business class for any business travel, or to use the Company's aircraft for business and reasonable personal travel when available.

     m. Expenses: The Company shall reimburse the Executive for reasonable expenses for entertainment, travel, meals, lodging and similar items in the conduct of the Company's business. Such expenses shall be reimbursed in accordance with the Company's expense reimbursement policies and guidelines upon receipt of proper billing statements. The Company shall also reimburse the Executive for the fees and expenses of his attorney and accountant in connection with the preparation of this Agreement upon receipt of proper billing statements.

     n. Relocation: The Company shall pay all reasonable costs and expenses related to the Executive's relocation (including the costs related to the sale of the Executive's present home, the sale of the Executive's vacant residential lot in Lake Forest, and the purchase of a new home) actually incurred or paid as approved by Robert S. Miller, Jr., and upon the Executive's presentation to the Company of supporting information as the Company may require. Said costs shall include brokers' commissions. The Company also agrees to reimburse the Executive up to $30,420 for architect fees he has incurred relating to the preparation of plans for the vacant lot, but only to the extent that some or all of such plans are not used in connection with the Executive's purchase of a new home in Michigan.

     4. STOCK INCENTIVE PLAN: Upon approval of this Agreement by the Board the Executive shall receive a grant of an option to purchase 300,000 shares of common stock of the Company, at a price of $22.625 per share (closing price on November 1, 1996), as well as a grant of 115,000 restricted shares of common stock of the Company, in accordance with and subject to the terms and conditions of the 1989 Plan, the Stock Option Agreement attached hereto as Exhibit A, and the Restricted Shares Agreement attached hereto as Exhibit B. Notwithstanding anything to the contrary in this Paragraph 4, the Executive recognizes that he is receiving the stock options and restricted shares described in this Paragraph 4 as an incentive to enter into this Agreement. The Company understands that the Executive will from time to time during the term of his employment present compensation and benefit plans to the Board for approval, and nothing contained in this Agreement will prevent the Executive from including himself in any such proposal for additional compensation and benefits, including any plans for additional grants of restricted shares and stock options; the Executive also understands, however, that the Company is not obligated to award the Executive additional grants of restricted shares and stock options even if other senior executives receive awards.

     5. CERTAIN ADDITIONAL STOCK RIGHTS: The Executive anticipates realizing the full value of 24,000 restricted shares of his current employer ("Restricted Shares") and of 65,000 options to purchase the common stock of his current employer ("Stock
Options"), which common stock will be split into the stock of three businesses in a corporate spinout (the date of such spinout being the "Spinout Date"). One consequence of the Executive's leaving his current employer to work for the Company may be that the Executive will not receive the full value (i.e., either in stock, options or cash) of the Restricted Shares and Stock Options (approximately One Million Five Hundred Thousand Dollars ($1,500,000.00)). In the event that the Executive does not receive full value of the Restricted Shares and Stock Options from his current employer (measured by the closing price of the common stock of the Executive's current employer, as traded on the New York
Stock Exchange composite tape, as of the Spinout Date), the Company will pay to the Executive (or advance to the Executive, as the case may be) in cash on December 31, 1996 the amount by which the value received, if any, by the Executive from the Restricted Shares and Stock Options is less than full value. The Company will make such payment (or such advance, as the case may be) to the Executive in a calendar year only to the extent that the payment will be deductible by the Company under Internal Revenue Code Section 162(m); any portion of the lump sum that is not paid in a given calendar year will be carried forward to the next calendar year, plus interest accrued at the prime rate, and paid to the Executive to the extent then deductible by the Company, and the balance (if any) again carried forward to the succeeding calendar year.

     6.   TERMINATION:  The Executive's employment with the

Company during the Term may be terminated by the Company or the Executive only under the circumstances described in this Paragraph 6, and subject to the provisions of Paragraph 7:

     a. Death or Disability: The Executive's employment hereunder shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Paragraph 19 of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from his duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative (such agreement as to acceptability not to be withheld unreasonably). "Incapacity" as used herein shall be limited only to such Disability which substantially prevents the Company from availing itself of the services of the Executive.

     b. Cause: The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean:

          (1) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance of such duties is delivered to the Executive by the Board and a reasonable opportunity to cure has transpired, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or

          (2) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

          For purposes of this Paragraph 6(b), no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (1) or (2) above, and specifying the particulars thereof in detail.

     c. Other than Death or Disability or Cause: The Company may terminate the Executive's employment for any reason other than Death, Disability or Cause, subject to the provisions of Paragraph 7(c).

     d. Voluntary Termination by Executive: The Executive may terminate his employment upon sixty (60) days written notice to the Company; the Company may waive some or all of the notice period at its sole discretion. The Executive may also terminate his employment for Good Reason, and in such event, said employment termination shall be treated as termination by the Company for reason other than Death, Disability or Cause under Paragraph 6(c) and shall not be deemed to be a voluntary termination by the Executive. For purposes hereof, Good Reason shall mean:

                (1)   the assignment to the Executive of any
duties inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, significant duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (2) the failure by the Company to comply with any of the material provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or
               (3) a "Change of Control" occurs (as defined in the Employment Agreement attached hereto as Exhibit C) and the Executive voluntarily elects to terminate his employment within ninety (90) days of said Change of Control.

     e. Notice of Termination: Any termination by the Company for Cause shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 19 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and
(iii) if the Date of Termination (as defined in Paragraph 6(f) below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

     f. Date of Termination: For purposes of this Agreement, "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or for Disability or Death, the Date of Termination shall be the date specified in the Notice of Termination, (iii) if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, or (iv) if the Executive terminates his employment, the Date of Termination shall be the earlier of the date specified in the Notice of Termination, which in no event shall be less than sixty (60) days from the date of such notice, or such earlier date specified by the Company.

     7.   OBLIGATIONS OF THE COMPANY UPON TERMINATION:

     a. Death or Disability: If the Executive's employment is terminated by reason of the Executive's Death or Disability, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (A) payment of the sum of (i) any base salary and bonus (earned but remaining unpaid from the prior calendar year) owed to the Executive through the Date of Termination, (ii) reasonable employment expenses, vehicle expenses, and club membership dues and other fringe benefits as provided herein, and (iii) any other compensation earned hereunder but not yet paid or delivered to the Executive, through the Date of Termination to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the "Accrued Obligations"), which amounts shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination and (B) payment to the Executive or his estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable welfare or pension benefit plans of the Company, and (C) for the purposes of this Paragraph 7(a) only, a pro-rated bonus for the calendar year in which Death or Disability occurs (calculated based on the number of days in the current calendar year through the Date of Termination).

     b. Cause or Voluntary Termination: If the Executive's employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment, this Agreement shall terminate without further obligations to the Executive other than for the timely payment of Accrued Obligations and any amounts due pursuant to the terms of any applicable welfare or pension benefit plans of the Company. If it is subsequently determined that the Company did not have Cause for termination under this Paragraph 7(b), then the Company's decision to terminate shall be deemed to have been made under Paragraphs 6(c) and 7(c) and the amounts payable under Paragraph 7(c) shall be the only amounts the Executive may receive for his termination; provided, however, that in such event and notwithstanding Paragraph 11 hereof, the Company shall reimburse the Executive for his costs (including reasonable attorneys' fees) actually incurred in connection with said determination.

     c. Other than Death or Disability or Cause: If the Company terminates the Executive's employment during the Term for other than Cause or Death or Disability, or the Executive terminates his employment for "Good Reason" (as such term is defined in Paragraph 6(d) hereof), this Agreement shall terminate without further obligations to the Executive other than (A) the timely payment of Accrued Obligations, (B) payment of any amounts due pursuant to the terms of any applicable welfare or pension benefit plans of the Company, (C) payment to the Executive, within thirty
(30) days of the Date of Termination, of a lump sum equal to the product of two times the sum of (i) the Executive's then current base salary, and (ii) the average of the annual bonuses paid to the Executive, as described in Paragraph 3(b) of this Agreement, in the three years immediately preceding the Date of Termination (or, in the event the termination occurs prior to December 31, 1998, the bonus paid or payable to the Executive for 1997 or, in the event the termination occurs prior to December 31, 1999, the average of the annual bonuses paid or payable to the Executive in 1997 and
1998), and (D) subject to the terms of the applicable plans (or an equivalent substitute if the plan(s) prohibit participation by ex-employees), continuation of the benefits provided in Paragraphs 3(e), 3(f), 3(h), and 3(j) of this Agreement for two (2) years following the Date of Termination. The Executive shall also be entitled to certain additional rights under the Stock Option Agreement and the Restricted Shares Agreement attached hereto as Exhibits A and B. The Company shall be obligated to make the foregoing payments and to provide the foregoing benefits upon the Executive signing a release of all claims, in substantially the form of Exhibit D attached hereto; such release shall not affect the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), any conversion rights under the life insurance policies, and the Executive's rights under the annexed Stock Option Agreement and the Restricted Shares Agreement.

     d. Non-Renewal of Agreement: If the parties do not renew this Agreement following the expiration of the Term, this Agreement shall terminate without further obligations to the Executive other than (A) the timely payment of Accrued Obligations, (B) payment of any amounts due pursuant to the terms of any applicable welfare or pension benefit plans of the Company, and (C) payment of any amounts due pursuant to the Company's Severance Plan for Salaried Executives. The Company shall be obligated to make the foregoing payments and to provide the foregoing benefits upon the Executive signing a release of all claims, in substantially the form of Exhibit D attached hereto; such release shall not affect the Executive's rights under COBRA, any conversion rights under the life insurance policies, and the Executive's rights under the annexed Stock Option Agreement and the Restricted Shares Agreement.

     e. Exclusive Remedy: Except for the payments and benefits provided in this Paragraph 7, the Executive acknowledges and agrees that upon termination of this Agreement, he shall have no other claims against, and be entitled to no other payments or benefits from, the Company, including without limitation any other payments or benefits under the Company's policies and plans, such as the Company's Severance Plan for Salaried Employees (except as otherwise provided in Paragraph 7(d)), and that the Company's discharge of its obligations under this Agreement shall constitute full satisfaction of any and all claims of any nature whatsoever that the Executive might otherwise possess against the Company and its affiliates. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

     8. CONFIDENTIAL INFORMATION: The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential, and/or proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during his employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive also agrees to sign the Company's Patent Assignment and Confidentiality Agreement and Code of Conduct, to the same extent that other senior executives are required to sign and comply with such agreements.

     9. CHANGE OF CONTROL: Simultaneously with the execution of this Agreement, the parties also agree to sign an Employment Agreement in the form attached hereto as Exhibit C. In the event of a "Change of Control" as defined in the Employment Agreement attached hereto as Exhibit C, and except as otherwise provided below in this Paragraph 9, the annexed Employment Agreement shall exclusively govern the employment relationship between the Company and the Executive and this Agreement shall immediately terminate without any further obligations by either party; provided, however, that the annexed Stock Option Agreement and Restricted Shares Agreement shall remain in full force and effect and Paragraph 6(d)(3) of this Agreement shall remain in full force and effect for ninety (90) days following said Change of Control; and provided, further, that if the Executive elects to terminate this Agreement pursuant to Paragraph 6(d)(3) within ninety (90) days of said Change of Control, the terms of this Agreement shall not terminate by reason of said Change of Control and the Employment Agreement attached hereto as Exhibit C shall terminate without further force or effect, except that in that event Article IX of such Employment Agreement shall be incorporated herein by reference.

     10. SUCCESSORSHIP: Except as otherwise provided in Paragraph 9, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

     11. ARBITRATION: Any and all controversies, claims or disputes arising out of or in any way relating to this Agreement shall be resolved by final and binding arbitration in Detroit, Michigan before a single arbitrator licensed to practice law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after the occurrence of the facts giving rise to any such controversy, claim or dispute. The arbitrator shall decide all issues relating to arbitrability. The costs of such arbitration, including the arbitrator's fees, shall be split evenly between the parties to the arbitration. Each party to the arbitration shall be responsible to pay its own attorneys' fees.

     12. GOVERNING LAW: The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Michigan without regard to principles of conflict of laws.

     13. SAVINGS CLAUSE: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

     14. WAIVER OF BREACH: No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

     15. MODIFICATION: No provision of this Agreement may be amended, modified or waived except by written agreement signed by the parties hereto.

     16. ASSIGNMENT OF AGREEMENT: The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity; provided, however,that payments may be made to the Executive's estate or beneficiaries as expressly set forth herein.

     17. ENTIRE AGREEMENT: This Agreement (including the exhibits annexed hereto) is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matter hereof.

     18. CONSTRUCTION: Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions and shall have no force or effect.

     19. NOTICES: Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     a. in the case of delivery by overnight service with guaranteed next day delivery, such next day or the day designated for delivery;

     b. in the case of certified or registered United States mail, five days after deposit in the United States mail; or

     c. in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

     provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the

United States mail or by overnight service are to be delivered to the addresses set forth below:

          (1)  To the Company:

               Attention:  General Counsel
               Federal-Mogul Corporation
               26555 Northwestern Highway
               Southfield, Michigan 48034

          (2)  To the Executive:

               Richard A. Snell
               (at his residence address)

     Each party, by written notice furnished to the other party, may modify the acceptable delivery address, except that notice of change of address shall be effective only upon receipt.

     20. TAX WITHHOLDING: The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     21. ENFORCEABILITY: Except as to the provisions of Paragraph 2 (which will cease to apply upon termination of employment) and as otherwise noted herein, the enforceability of this Agreement shall not cease or otherwise be adversely affected by the termination of the Executive's employment with the Company.

     22. REPRESENTATION: The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to its contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that he has entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

         IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Agreement on the day and year first above written.

                             FEDERAL-MOGUL CORPORATION

                             By


                             RICHARD A. SNELL

                          SCHEDULE 2.d



1.   Board member of Schneider National

2.   Board member of Motor Equipment Manufacturers Association

3.   Board member of Big Brothers/Big Sisters of America

EXHIBIT A

                    STOCK OPTION AGREEMENT
             UNDER THE FEDERAL-MOGUL CORPORATION
            1989 PERFORMANCE INCENTIVE STOCK PLAN

         THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of the 1st day of December, 1996, by and between Richard A. Snell (the "Executive"), and Federal-Mogul Corporation, a Michigan corporation, having its principal executive offices in Southfield, Michigan (the "Company").

         WHEREAS, the Company and the Executive have entered into an agreement for the Executive's employment as Chairman, Chief
Executive Officer, and President, dated as of the 1st day of December, 1996 (the "Employment Agreement");

         WHEREAS, pursuant to Paragraph 4 of the Employment
Agreement, the Company has agreed to grant to the Executive effective as of the 1st day of November, 1996 (the "Award Date") an option to purchase up to 300,000 shares of common stock of the Company ("Common Stock"), upon the terms and conditions set forth herein;

         WHEREAS, the Company has adopted the 1989 Performance Incentive Stock Plan, a copy of which has been delivered to the Executive (the "Plan"), providing for the grant to directors, officers, and key employees of options to purchase Common Stock of the Company, to retain the services of such qualified persons, to provide them additional incentive to promote the success of the Company, and to increase their proprietary interest in the Company; and

         WHEREAS, as Chairman, Chief Executive Officer, and
President, the Executive will be eligible to receive this option pursuant to the Plan.

         NOW, THEREFORE, in consideration of services rendered and to be rendered by the Executive and of the promises and mutual covenants contained herein and to evidence such option and restricted shares, the parties agree as follows:

     1. GRANT OF TIME BASED OPTION: The Company hereby grants to the Executive the right and option to purchase up to 150,000 shares of Common Stock at an exercise price equal to Twenty Two Dollars and Sixty Two and One Half Cents ($22.625) per share (the "Time-Based Option"), subject to the terms and conditions of this

Agreement and the Plan.

     a. Termination of Time-Based Option: The Time-Based Option shall terminate on November 1, 2006, except and to the extent that such termination date may be modified pursuant to the Plan.

     b. Exercisability of Time-Based Option: Except as otherwise provided herein or in the Plan, the Time-Based Option shall become vested and exercisable in accordance with the following schedule:

          (1) One-fifth of the Time-Based Option shall become fully vested and exercisable on November 1, 1997, provided that the Executive remains continuously employed with the Company through such date.

          (2) Two fifths of the Time-Based Option shall become fully vested and exercisable on November 1, 1998, provided that the Executive remains continuously employed with the Company through such date.

          (3) Three Fifths of the Time-Based Option shall become fully vested and exercisable on November 1, 1999, provided that the Executive remains continuously employed with the Company through such date.

          (4) Four Fifths of the Time-Based Option shall become fully vested and exercisable on November 1, 2000, provided that the Executive remains continuously employed with the Company through such date.

          (5) 100% of the Time-Based Option shall become fully vested and exercisable on November 1, 2001, provided that the Executive remains continuously employed with the Company through such date.

     c. Method of Exercise of Time-Based Option: The Time-Based Option shall be exercisable, from time to time within the time limits specified herein and in the Plan, in accordance with the procedures specified in the Plan and the procedures generally adopted for the exercise of stock options under the Plan by other employees or directors of the Company. To such extent vested, the Time-Based Option may be exercised, in whole or in part, from time to time, until its expiration or earlier termination in accordance with the terms of this Agreement and the Plan.

     2.    GRANT OF PERFORMANCE-BASED OPTION:  In addition to the

Time-Based Option, the Company hereby grants to the Executive the right and option to purchase up to 150,000 shares of Common Stock at an exercise price equal to Twenty- Two Dollars and Sixty- Two and One Half- Cents ($22.625) per share (the "Performance Based Option"), exercisable from time to time, subject to the terms and conditions of this Agreement and the Plan.

     a.    Termination of Performance-Based Option:  The
Performance Based Option shall terminate on November 1, 2006 except and to the extent that such termination date may be modified pursuant to the Plan.

     b. Exercisability of Performance-Based Option: Except as otherwise provided herein or in the Plan, the Performance-Based
Option shall become 100% vested and exercisable if any one of the following conditions is satisfied:

          (1) If, for a period of sixty (60) consecutive trading days during the period beginning on November 1, 1996 and ending on November 1, 1997, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $30.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods;

          (2) If, for a period of twenty (20) consecutive trading days during the period beginning on November 1, 1997 and ending on November 1, 1999, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $30.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods;

          (3) If, for a period of twenty (20) consecutive trading days during the period beginning on November 1, 1999 and ending on November 1, 2000, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $35.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods;

          (4) If, for a period of twenty (20) consecutive trading days during the period beginning on November 1, 2000 and ending on November 1, 2001, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $40.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods; or

          (5) November 1, 2005, provided that the Executive remains continuously employed with the Company through such date.

     c. Method of Exercise of Performance-Based Option: The Performance-Based Option shall be exercisable, from time to time within the time limits specified herein and in the Plan, in accordance with the procedures specified in the Plan and the procedures generally adopted for the exercise of stock options under the Plan by other employees or directors of the Company. To such extent vested, the Performance-Based Option may be exercised, in whole or in part, from time to time, until its expiration or earlier termination in accordance with the terms of this Agreement and the Plan.

     3. INCORPORATION OF PLAN: The Plan is incorporated herein by reference, and made a part of this Agreement as if fully set forth herein. This Agreement, including without limitation the grant to the Executive of the Time-Based Option and Performance-Based Option, shall be subject to all terms of the Plan. The
Committee (as defined in the Plan) shall administer the Plan and have the power to construe the Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable; provided, however, that shareholder approval shall be required for any amendment to the Plan if, in the judgment of the Committee, such approval is necessary to satisfy the requirements of Rule 16b 3 of the Securities Exchange Act of 1934 (the "1934 Act"), any successor rule under the 1934 Act as in effect on the date of such amendment, or any other applicable law. Termination, modification or amendment of the Plan shall not, without the consent of the Executive, affect his rights under the Time-Based Option and Performance-Based Option.

     4. TERMINATION OF EMPLOYMENT: Notwithstanding the provisions of Paragraphs 1 and 2 hereof, if the Company terminates the Executive's employment other than for Cause (as such term is defined in the Employment Agreement), including termination for Death or Disability (as such terms are defined in the Employment Agreement), within three (3) years after the Effective Date (as defined in the Employment Agreement), the Vesting Date (as defined in the Plan) for the Performance-Based Option shall be the day before the Date of Termination (as defined in the Employment Agreement), whether or not the Performance-Based Option is otherwise vested and exercisable as of the Date of Termination, and the Vesting Date for three fifths of the Time-Based Option shall be the day before the Date of Termination, whether or not three fifths of the Time-Based Option is otherwise vested and exercisable as of the Date of Termination. The options described above shall become fully exercisable in accordance with the above, and the total number of shares subject thereto shall be purchasable immediately, effective on the day before the Date of Termination; provided, however, that the Executive shall be subject to a period of thirty-six
(36) months after the Date of Termination within which he may exercise such options. If the employment of the Executive is terminated for any other reason, whether by the Company or by the Executive, the vesting and exercise rights of the Executive shall be determined in accordance with the terms of the Plan.

     5. NONTRANSFERABILITY OF OPTION: The Time-Based Option and Performance-Based Option granted under this Agreement shall, during the lifetime of the Executive, be exercisable only in accordance with the terms of this Agreement and of the Plan, by the Executive or the Executive's guardian or legal representative and shall not be assignable or transferable except by will or by the laws of descent and distribution.

     6. NO RIGHT TO CONTINUED EMPLOYMENT: Neither this Agreement nor the Plan shall be construed as in any way modifying the Employment Agreement or giving the Executive any right to be retained in the employ, or as a director, of the Company or of a subsidiary or affiliated company of the Company, or affect or limit in any way the right of the Company to terminate the employment of the Executive in accordance with the terms of the Employment Agreement.

     7. REPRESENTATION OF THE EXECUTIVE: The Executive agrees to comply with and be bound by all of the terms and conditions contained in this Agreement and in the Plan.

     8. COMPLIANCE WITH LAWS: The Time-Based Option and Performance-Based Option, and the issuance and delivery of shares of Common Stock pursuant to the Time-Based Option and Performance-Based Option, are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal tax and securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Time-Based Option or Performance-Based Option shall be subject to such restrictions, and the Executive shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure such compliance.

     9. CHANGE OF CONTROL: In the event of a "Change of Control" (as defined in the Employment Agreement between the Company and the Executive, dated as of December 1, 1996 and attached as Exhibit D to the Employment Agreement (the "Change of Control Agreement")),the vesting and exercise rights of the

Executive with respect to the Time-Based Option and Performance-Based Option shall be determined in accordance with the terms of the Change of Control Agreement and the Plan.

     10.    ADJUSTMENT AND TERMINATION OF OPTION UNDER CERTAIN
CIRCUMSTANCES: If the outstanding shares of Common Stock are changed into or exchanged for cash, other property or a different number or kind of shares or securities of the Company, or if additional shares or new or different securities are distributed with respect to the outstanding shares of Common Stock, through a reorganization or merger in which the Company is the surviving entity, or through a combination, consolidation, recapitalization, reclassification, stock split, stock dividend, reverse stock split, stock consolidation, dividend or distribution of cash or property to the shareholders of the Company, or if there shall occur any other extraordinary corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company as an entirety which in the judgment of the Committee materially affects the Common Stock, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable (1) proportionately adjust any or all of (A) the number and kind of shares of Common Stock that may be delivered under this Agreement or (B) the exercise price per share under this Agreement.

     11. NOTICES: Any notice relating to this Agreement shall be in writing and delivered in person or by certified or registered mail to the Company at its principal office at 26555 Northwestern Highway, Southfield, Michigan, 48034, Attention: General Counsel, or to such other address as may hereafter be specified by the Company. All notices to the Executive or other person or persons then entitled to the Time-Based Option or Performance-Based Option shall be delivered in person or by certified or registered mail addressed to the Executive or such other person or persons at his residence or at such other address as may be specified by such person in writing by notice given in accordance herewith.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has executed this Agreement on the date first written above.

                                  FEDERAL-MOGUL CORPORATION


                                   By:



                                  RICHARD A. SNELL

EXHIBIT B


                  RESTRICTED SHARES AGREEMENT
              UNDER THE FEDERAL-MOGUL CORPORATION
             1989 PERFORMANCE INCENTIVE STOCK PLAN


         THIS RESTRICTED SHARES AGREEMENT (the "Agreement") is made and entered into as of the 1st day of December, 1996, by and between Richard A. Snell (the "Executive"), and Federal-Mogul Corporation, a Michigan corporation, having its principal executive offices in Southfield, Michigan (the "Company").

         WHEREAS, the Company and the Executive have entered into an agreement for the Executive's employment as Chairman, Chief
Executive Officer, and President, dated as of the 1st day of December, 1996 (the "Employment Agreement");

         WHEREAS, pursuant to Paragraph 4 of the Employment Agreement, the Company has agreed to grant to the Executive effective as of the 1st day of November, 1996 (the "Award Date") 115,000 restricted shares of common stock of the Company ("Common Stock"), upon the terms and conditions set forth herein;

         WHEREAS, the Company has adopted the 1989 Performance Incentive Stock Plan, a copy of which has been delivered to the Executive (the "Plan"), providing for the grant to directors, officers, and key employees of restricted shares of Common Stock of the Company, to retain the services of such qualified persons, to provide them additional incentive to promote the success of the Company, and to increase their proprietary interest in the Company; and

         WHEREAS, as Chairman, Chief Executive Officer, and
President, the Executive will be eligible to receive these restricted shares pursuant to the Plan.

         NOW, THEREFORE, in consideration of services rendered and to be rendered by the Executive and of the promises and mutual covenants contained herein and to evidence such restricted shares, the parties agree as follows:

     1. GRANT OF TIME-BASED RESTRICTED SHARES: The Company hereby grants to the Executive 57,500 shares of Common Stock (the "Time-Based Restricted Shares"), subject to the restrictions and other terms and conditions of this Agreement and the Plan. The Time-Based Restricted Shares shall remain the property of the Company, held in escrow, and the Executive shall have no vested interest in such shares (except as otherwise provided herein or in the Plan), unless and until the restriction(s) on the Time-Based Restricted Shares lapse, as follows:

          (1) The restrictions with respect to one-fifth of the Time-Based Restricted Shares shall lapse on November 1, 1997, provided that the Executive remains continuously employed with the Company through such date.

          (2) The restrictions with respect to two-fifths of the Time-Based Restricted Shares shall lapse on November 1, 1998, provided that the Executive remains continuously employed with the Company through such date.

         (3) The restrictions with respect to three-fifths of the Time-Based Restricted Shares shall lapse on November 1, 1999, provided that the Executive remains continuously employed with the Company through such date.

          (4) The restrictions with respect to four-fifths of the Time-Based Restricted Shares shall lapse on November 1, 2000, provided that the Executive remains continuously employed with the Company through such date.

          (5) The restrictions with respect to 100% of the Time-Based Restricted Shares shall lapse on November 1, 2001, provided that the Executive remains continuously employed with the Company through such date.

Notwithstanding the foregoing, the Executive may elect, on or before December 31, 1996, at his option, an alternative vesting schedule with respect to the Time-Based Restricted Shares (the "Alternative Vesting Schedule"). Under the Alternative Vesting Schedule, no portion of the Time-Based Restricted Shares shall vest until November 1, 2001, on which date 100% of the Time-Based Restricted Shares shall vest, provided that the Executive remains continuously employed with the Company through such date.

     2. GRANT OF PERFORMANCE-BASED RESTRICTED SHARES: The Company hereby grants to the Executive 57,500 restricted shares of Common Stock (the "Performance-Based Restricted Shares"), subject to the restrictions and other terms and conditions of this Agreement and the Plan. The Performance-Based Restricted Shares shall remain the property of the Company, held in escrow, and the Executive shall have no vested interest in such shares (except as provided herein or in the Plan) unless and until any one of the following condition(s) has been met by the Executive, at which time any restrictions on the Performance-Based Restricted Shares shall lapse in full:

     (a) If, for a period of sixty (60) consecutive trading days during the period beginning on November 1, 1996 and ending on November 1, 1997, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $30.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods;

     b. If, for a period of twenty (20) consecutive trading days during the period beginning on November 1, 1997 and ending on November 1, 1999, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $30.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods;

     c. If, for a period of twenty (20) consecutive trading days during the period beginning on November 1, 1999 and ending on November 1, 2000, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $35.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods;

     d. If, for a period of twenty (20) consecutive trading days during the period beginning on November 1, 2000 and ending on November 1, 2001, the closing price for the Company's Common Stock, as traded on the New York Stock Exchange composite tape, averages at least $40.00 per share; provided, however, that the Executive has remained continuously employed with the Company from the Award Date through such periods; or

     e. November 1, 2005, provided that the Executive remains continuously employed with the Company from the Award Date though such date.

     3. VESTING DATE: Upon fulfilling the above condition(s), the Executive shall be vested in the Time-Based Restricted Shares and Performance-Based Restricted Shares granted under this Agreement. The date with respect to the shares so vested on which these restrictions have been lifted will be termed the Executive's "Vesting Date."

     4. INCORPORATION OF PLAN: The Plan is incorporated herein by reference, and made a part of this Agreement as if fully set forth herein. This Agreement, including without limitation the grant to the Executive of the Time-Based Restricted Shares and Performance-Based Restricted Shares, shall be subject to all terms of the Plan. The Committee (as defined in the Plan) shall administer the Plan and have the power to construe the Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable; provided, however, that shareholder approval shall be required for any amendment to the Plan if, in the judgment of the Committee, such approval is necessary to satisfy the requirements of Rule 16b 3 of the Securities Exchange Act of 1934 (the "1934 Act"), any successor rule under the 1934 Act as in effect on the date of such amendment, or any other applicable law. Termination, modification or amendment of the Plan shall not, without the consent of the Executive, affect his rights with respect to the Time-Based Restricted Shares and Performance-Based Restricted Shares

     5. TERMINATION OF EMPLOYMENT: Notwithstanding the provisions of Paragraphs 1, 2 and 3, if the Company terminates the Executive's employment other than for Cause (as such term is defined in the Employment Agreement), including termination for Death or Disability (as such terms are defined in the Employment Agreement), within three (3) years after the Effective Date (as defined in the Employment Agreement), the Vesting Date (as defined in the Plan) for the Performance-Based Restricted Shares shall be the day before the Date of Termination (as defined in the Employment Agreement), whether or not all restrictions have otherwise lapsed on the Performance-Based Restricted Shares as of the Date of Termination, and the Vesting Date for three-fifths of the Time-Based Restricted Shares shall be the day before the Date of Termination, whether or not any restrictions have otherwise lapsed on three-fifths of the Time-Based Restricted Shares as of the Date of Termination. All restrictions on the restricted shares described above shall lapse, in accordance with the above, effective on the day before the Date of Termination. If the employment of the Executive is terminated for any other reason, whether by the Company or by the Executive, the vesting rights of the Executive shall be determined in accordance with the terms of the Plan.

     6. NONTRANSFERABILITY OF RESTRICTED STOCK: The restricted stock awarded under this Agreement shall remain the property of the Company until the Vesting Date(s), and the Executive shall not transfer, assign, encumber or exercise any degree of ownership over such shares until the Vesting Date(s), except with respect to dividends and voting rights as described in Paragraphs 7 and 8 of this Agreement.

     7. DIVIDENDS: The Executive shall be entitled to receive any dividends declared on the Time-Based Restricted Shares and Performance-Based Restricted Shares (both vested and not yet vested). For purposes of federal income taxes, these dividends shall be treated as compensation to the Executive for the taxable year in which the dividend income is paid. This income will also be subject to withholding of taxes, and the Company will include this amount on the Executive's Form W 2, Wage and Tax Statement. The Executive should list these dividends as ordinary income on Form 1040, and not include them in total dividends reported on Form 1040 or Schedule B. If the Executive elects to be taxed currently on the restricted shares granted under this Agreement, he will have dividends treated as dividends and not as compensation for tax purposes.

     8. VOTING: The Executive shall be entitled to vote the Time-Based Restricted Shares and Performance-Based Restricted
Shares in the same manner as an owner of such shares.

     9. ELECTION TO BE TAXED CURRENTLY: The Executive may make an election to be taxed on the restricted stock as of the Award Date. This election must be made no later than thirty (30) days after the date on which the Time-Based Restricted Shares and Performance-Based Restricted Shares are granted, on a form provided by the Committee. This election must be made by filing the form with both the Committee and the Cincinnati, Ohio office of the Internal Revenue Service. If the Executive makes this election and the Time-Based Restricted Shares and/or Performance-Based Restricted Shares are later forfeited due to a failure to meet the restrictions imposed under this Agreement and/or the Plan, no tax refund or tax deduction will be allowed as a result of such forfeiture.

     10. NO RIGHT TO CONTINUED EMPLOYMENT: Neither this Agreement nor the Plan shall be construed as in any way modifying the Employment Agreement or giving the Executive any right to be retained in the employ, or as a director, of the Company or of a subsidiary or affiliated company of the Company, or affect or limit in any way the right of the Company to terminate the employment of the Executive in accordance with the terms of the Employment Agreement.

     11. REPRESENTATION OF THE EXECUTIVE: The Executive agrees to comply with and be bound by all of the terms and conditions contained in this Agreement and in the Plan.

     12. COMPLIANCE WITH LAWS: The Time-Based Restricted Shares and Performance-Based Restricted Shares, and the issuance and delivery of shares of Common Stock pursuant to the Time-Based Restricted Shares and Performance-Based Restricted Shares, are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal tax and securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Time-Based Restricted Shares and Performance-Based Restricted Shares shall be subject to such restrictions, and the Executive shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure such compliance.

     13. CHANGE OF CONTROL: In the event of a "Change of Control" (as defined in the Employment Agreement between the Company and the Executive, dated as of December 1, 1996 and attached as Exhibit D to the Employment Agreement (the "Change of Control Agreement")), the vesting rights of the Executive with respect to the Time-Based Restricted Shares and Performance-Based Restricted Shares shall be determined in accordance with the terms of the Change of Control Agreement and the Plan.

     14. NOTICES: Any notice relating to this Agreement shall be in writing and delivered in person or by certified or registered mail to the Company at its principal office at 26555 Northwestern Highway, Southfield, Michigan, 48034, Attention: General Counsel, or to such other address as may hereafter be specified by the Company. All notices to the Executive or other person or persons then entitled to the Time-Based Restricted Shares or Performance-Based Restricted Shares shall be delivered in person or by certified or registered mail addressed to the Executive or such other person or persons at his residence or at such other address as may be specified by such person in writing by notice given in accordance herewith.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has executed this Agreement on the date first written above.

                                  FEDERAL-MOGUL CORPORATION



                                  By:



                                  RICHARD A. SNELL

EXHIBIT C


                       EMPLOYMENT AGREEMENT

          AGREEMENT by and between Federal-Mogul Corporation, a Michigan corporation (the "Company") and Richard A. Snell (the
"Executive"), dated as of the 1st day of December, 1996.

          The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          I.     Certain Definitions.  A.   The "Effective Date"
shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section (2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment
(i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control o(ii)otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

          B. The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of

Control Period shall not be so extended.

          II. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

          A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either
(i) the then outstanding shares of common stock of the Company (the Outstanding Company Common Stock) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

          B. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          C. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          D. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          III. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

          IV.  Terms of Employment.  A.     Position and Duties.
a. During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

               b. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to
(A) serve on corporate, civic or charitable boards or committees,
(B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.
It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          B. Compensation. a. Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs.

During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall no be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

               b. Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's highest bonus under the Company's 1977 Supplemental Compensation Plan, as amended and restated, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

               c.   Incentive, Savings and Retirement Plans.
During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

               d. Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

               e. Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               f.   Fringe Benefits. During the Employment
Period, the Executive shall be entitled to fringe benefits, including,without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment or related expenses, in accordance with the most favorable plans practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               g.   Office and Support Staff.  During the
Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               h. Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

          V.   Termination of Employment.  A.  Death or
Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          B. Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

          (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or
(ii) above, and specifying the particulars thereof in detail.

          C. Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, Good Reason shall mean:

          a. the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by
Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          b. any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

          c. the Company's requiring the Executive to be based at any office or location other than as provided in Section 4 (a)
(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

          d. any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

          e. any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

          D. Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          E.   Date of Termination.  "Date of Termination" means
(i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          VI.  Obligations of the Company upon Termination.
A. Good Reason: Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

          a. the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    (1)  the sum of (1) the Executive's Annual
Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and
(y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                    (2)  the amount equal to the product of
(1) three and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus; and

                    (3) an amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Company's Retirement Plan immediately prior to the Effective Date), and any excess or supplemental retirement plan in which the Executive participates (together, the "SERP") which the Executive would receive if the Executive's employment continued for three years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the three years is that required by Section 4(b)(i) and Section 4(b)(ii), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

          b. for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

          c. the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; and

          d. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          B. Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

          C. Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

          D. Cause: Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

          VII. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          VIII. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          IX.    Certain Additional Payments by the Company.

          A. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $550,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

          B. Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual entity or group effecting the Change of Control the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          C. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          a. give the Company any information reasonably requested by the Company relating to such claim,

          b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          c. cooperate with the Company in good faith in order effectively to contest such claim, and

          d. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          D. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          X. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies,and the irrespective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          XI. Successors. A. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          C. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          XII. Miscellaneous. A. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

               Richard A. Snell
               (at his residence address)

          If to the Company:

               Attention:  General Counsel
               Federal-Mogul Corporation
               26555 Northwestern Highway
               Southfield, Michigan 48034

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          D. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          E. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          F. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, subject to
Section 1(a) hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no other rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                              FEDERAL-MOGUL CORPORATION


                              By:

                              RICHARD A. SNELL

EXHIBIT D

             SEPARATION AND GENERAL RELEASE AGREEMENT


         THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the
"Agreement") is made as of this     day of             ,       , by
and between Richard A. Snell, an individual residing at
                        ("Mr. Snell"), and Federal-Mogul
Corporation, a Michigan corporation, having its principal executive
offices in                      ("Federal-Mogul").  In
consideration of the mutual agreements set forth below, Mr. Snell and Federal-Mogul hereby agree as follows:

          1.   Separation as an Officer, Director, and Employee:
Mr. Snell hereby acknowledges that, effective at the close of
business on              , he no longer holds the positions of
Chairman, Chief Executive Officer, and President of Federal-Mogul, nor will he hold as of such date any other positions as an employee or officer of Federal-Mogul or any of its subsidiaries, related, or affiliated companies. In addition, effective at the close of
business on              , Mr. Snell shall resign from his position
as a Director of Federal-Mogul, and from any other positions he holds as a director of Federal-Mogul's subsidiaries, related, or affiliated companies.

          2. Release of Claims: For good and valuable consideration, including the payments and benefits set forth in either Paragraphs 7(c) or 7(d) (as applicable) of the Employment Agreement between Mr. Snell and Federal-Mogul, dated as of December 1, 1996 (the "Employment Agreement"), which includes special enhancements to which Mr. Snell would not otherwise be entitled under current company policies, plans, and guidelines, Mr. Snell hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue Federal-Mogul and its direct and indirect parents, subsidiaries, affiliates, and related companies, past and present, as well as each of its and their former directors, officers, employees, Board of Directors and agents thereof, representatives, attorneys, trustees, insurers, assigns, successors, and agents, past and present (collectively hereinafter referred to as the "RELEASEES"), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which against the RELEASEES, Mr. Snell, and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall or may have arising out of or in any way relating to Mr. Snell's employment by Federal-Mogul, his separation from that employment, his separation from Federal-Mogul, or his participation on the Board of Directors of Federal-Mogul, including without limitation the following:

     i. any and all claims arising out of or in any way relating to breach of oral or written employment contracts (whether such contracts were express or implied), or any and all tort claims;

     ii. any and all claims arising out of or in any way relating to age, race, sex, religion, national origin, disability, or other form of employment discrimination, including without limitation any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the Michigan Civil Rights Act, or any other federal, state or local law, ordinance, or administrative regulation; or

     iii. any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, workers' compensation or disability, other than the payments and benefits provided for in this Agreement; provided, however, that Mr. Snell is not releasing any claims he may have under any pension plan of Federal-Mogul in which he participated during his employment with Federal-Mogul.

It is the express intention of Mr. Snell and Federal-Mogul that this Agreement constitutes a full and comprehensive release of all claims and potential claims, to the fullest extent permitted by law. Mr. Snell acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or his decision to enter into it. Nevertheless, Mr. Snell hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

          3. ADEA Waiver of Claims: Mr. Snell expressly acknowledges and agrees that his release and waiver of rights and claims is knowing and voluntary, that by this Agreement he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement, that he has been given a period of twenty-one (21) days within which to consider this Agreement, and that he elects to execute this Agreement on this date. Mr. Snell shall have seven (7) days following the execution of this Agreement within which he may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven-day revocation period has expired. To be effective, such revocation must be in writing and delivered to counsel for Federal-Mogul on or before the last day of the seven-day revocation period.

Mr. Snell certifies that he understands and agrees to all of the terms of this Agreement, and has had an opportunity to discuss these terms with an attorney of his own choosing. Mr. Snell further acknowledges that he has been advised previously by Federal-Mogul, and by this writing is again advised by Federal-Mogul, to consult with an attorney prior to executing this Agreement and regarding his release of claims herein, including without limitation the release of claims under the Age

Discrimination in Employment Act of 1967, as amended.

          4. No Other Payments or Benefits: Except for the applicable payments made and benefits provided pursuant to the Employment Agreement, Mr. Snell acknowledges and agrees that he is entitled to no other benefits, compensation, or payments from Federal-Mogul, including without limitation salary, bonus, incentive compensation, severance pay, pension, vacation pay, life insurance, or any other fringe benefits of Federal-Mogul.

          5.   Continuing Obligations of Mr. Snell:  This
Agreement shall not supersede any continuing obligations Mr. Snell has under the terms of the Employment Agreement, the Patent
Assignment and Confidentiality Agreement between Mr. Snell and
Federal-Mogul, or any other agreement between Mr. Snell and Federal-Mogul, including without limitation the confidentiality provisions of Paragraph 8 of the Employment Agreement.

          6. Choice of Law: This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflict of laws.

         IN WITNESS WHEREOF, Federal-Mogul and Mr. Snell, intending to be legally bound, have executed this Agreement on the day and year first above written.


                             FEDERAL-MOGUL CORPORATION



                             By


                             RICHARD A. SNELL